Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GEHL COMPANY

at

$30.00 Net Per Share

by

TENEDOR CORPORATION

a wholly-owned subsidiary of

MANITOU BF S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 20, 2008 UNLESS THE OFFER IS EXTENDED.

September 7, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Tenedor Corporation, a Wisconsin corporation (“Purchaser”) and a direct wholly-owned subsidiary of Manitou BF S.A., a French limited company (Société Anonyme) (“Parent”), to act as Information Agent and Dealer Manager in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.10 (the “Shares”), of Gehl Company, a Wisconsin corporation (the “Company”), at a price of $30.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 7, 2008 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

There is no financing condition to this Offer. This Offer is subject to the non-waivable condition that there shall have been validly tendered and not properly withdrawn before the tender offer expires that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent, Purchaser and their respective wholly-owned subsidiaries, constitutes at least a number of Shares equal to the sum of (i) the number of Shares that represents two-thirds of the voting power of the total number of then-outstanding Shares entitled to vote on a fully diluted basis plus (ii) one Share entitled to vote. This condition is referred to as the “Minimum Tender Condition.” This Offer is also subject to other conditions, the principal terms of which are summarized in the section entitled “Other Matters Relating to the Offer and the Merger. Certain Conditions To The Offer” in the Offer to Purchase.

The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined under “The Tender Offer — Section 1. Terms Of The Offer; Expiration Date” in the Offer to Purchase).

Enclosed herewith are the following documents:

1. Offer to Purchase, dated September 7, 2008;

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery;

4. A letter to shareholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9; and

5. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2008, among Parent, Purchaser and the Company, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the “Merger”), and each outstanding Share (except for Shares held in the treasury of the Company, Shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company and Shares held by shareholders who have properly exercised dissenters’ rights, if any are available under Wisconsin law) will by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and subject to applicable withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in the Offer to Purchase.

The Board of Directors of the Company (a) determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the shareholders of the Company; (b) adopted and approved the Merger Agreement, including the “plan of merger” (as such term is used in Section 180.1101 of the Wisconsin Business Corporation Law (the “WBCL”)) (the “Plan of Merger”) and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the WBCL and (c) determined to recommend that the Company’s shareholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, approve the Plan of Merger.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Dealer Manager and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, October 20, 2008, unless the Offer is extended.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

D.F. King & Co., Inc.

SG Americas Securities, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEALER MANAGER, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 967-7921

info@dfking.com

The Dealer Manager for the Offer is:

1221 Avenue of the Americas

New York, NY 10020

Contact: (866) 300-7414